Exhibit 99.1
Trust Stamp Provides a Business Report and Financial Results for the Six Months Ended
June 30, 2024
August 13, 2024: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company ™ providing AI-powered software used globally across multiple sectors, announced financial results and provided a business update for the six months ended June 30, 2024. These included a 100% year-on-year increase in enrolled customers and increases in Net Revenue for each of the quarter and six-month periods ending June 30, 2024.
Trust Stamp Chief Executive Officer Gareth N. Genner commented: “I am pleased to report our progress for the six months ended June 30, 2024. The relationship with our long-term customers remains very strong, and we anticipate long-term growth in the revenue derived from those relationships. In parallel, as we have previously reported, our SaaS offerings via our Orchestration Layer are an increasingly important part of our product mix. As of June 30, 2024, we had 62 financial institutions enrolled on our SaaS Orchestration Layer compared to 31 financial institutions on June 30, 2023, a 100% increase year on year. The 2023 focus on our FIS channel partnership was augmented this year by the acclaimed ThinkTech program operated by The Independent Community Bankers of America, which resulted in our tailoring some of our product offerings for the community banking sector, including the launch of a new wire/transfer authentication product with four new bank customers identified for the initial pilot.”
Gareth Genner further commented: “One of the most commonly asked investor questions is how much recurring revenue we anticipate from each Orchestration Layer user once they are in full production. This is a challenging question as we still do not have a large enough sample size to produce a data-driven estimation, and the range is likely to be significant. Our first Orchestration Layer customer is in full production and is consistently generating over $14 thousand of MRR with gross margins of 83.30%. In contrast, our S&P500 bank customer consistently generates more than $1.2 million of ARR with variable but lower gross margins. We anticipate both the long-term average revenue and the gross margins from typical Orchestration Layer customers being closer to the former than the latter.”
“Our net revenue increased from $919 thousand for the six months ended June 30, 2023, to $1.07 million for the six months ended June 30, 2024, despite having applied significant billable resources to unpaid product enhancements for a major client in order to maximize future revenue potential from that relationship.”

“One of the benefits of our broad intellectual property portfolio, microservice architecture, and Orchestration Layer infrastructure is the ability of our technology to be deployed in multiple sectors without significant development work on our part. During the period ending June 30, 2024, we established new distribution channels for our financial services products with NayaOne Marketplace and AWS Marketplace. In the case of AWS, their existing customers can discover, test, contract, and pay for Trust Stamp technology through their AWS account and receive AWS usage credit for the services we provide. During this period, we have also announced deployment with a strategic partner serving the automotive dealership market and the the release of our AI-powered age-estimation product, which is supported by a newly filed patent application".

“Outside of the United States, we have contracted with Africa’s largest mobile network provider for a proof of concept deploying our technology for mobile identity verification for financial transactions, and through our Master Services Agreement with a branded card network, we are seeing planned usage expanding to banks in at least two African countries by the end of 2024. As examples of new market verticals, we have entered into two partnerships for implementation in the IOT market with partners in the UK and Denmark, as well as entering into a go-to-market collaboration for healthcare focused on the UK, US, and Scandinavian markets.”

“In addition to go-to-market partnerships that are intended to grow our geographic and vertical markets, we have been working to license our intellectual property for productization in different market sectors, and we anticipate booking significant license fees as “other income” in Q3 of 2024 and continuing to announce innovative and profitable collaborations for the licensing of our intellectual property thereafter.”

“Selling, general, and administrative expenses increased by $777 thousand, including a $466 thousand impact from the timing of stock-based compensation awards and a one-time $108 thousand impact from the reversal of out-of-period costs associated with carrying mobile hardware assets incurred during the six months ended June 30, 2023. These increases, with other increases in individual SG&A expenses, were offset by notable reductions in SG&A for the six months ended June 30, 2024, including a total reduction of $540 thousand in professional fees, management consulting and training, and office rent as a direct result of the Company's ongoing cost-cutting initiatives.”

“On June 30, 2024, we had 22 issued patents and 15 provisional or pending patents compared to 16 issued patents and 15 provisional or pending patents on the same date in 2023. Our associated Research and Development (“R&D”) expenses decreased by $190 thousand, or 15.76%, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023, as we completed transitioning all R&D work internally.”

"Our operating loss for the six months ended June 30, 2024 was $5.47 million, increasing from $4.96 million for the six months ended June 30, 2023, with a corresponding increase in our net loss. This resulted in a basic and net loss of $0.21 per share for the three months ended June 30, 2024, compared to $0.32 per share for the three months ended June 30, 2023, and $0.47 per share for the six months ended June 30, 2024, compared to $0.80 per share for the six months ended June 30, 2023.”

A copy of the Company’s report on Form 10-Q for the six months ended June 30, 2024 and 2023, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered software and data transformation services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Trust Stamp is located across North America, Europe, Asia, and Africa and trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.